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                                                                    EXHIBIT 99.3

                                                                October 28, 2004

                               APOLLO GROUP, INC.
                         COMPENSATION COMMITTEE CHARTER

      A. PURPOSE AND SCOPE

The primary function of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") is to exercise the responsibilities and duties set forth below, including but not limited to determining and/or making recommendations with respect to all forms of compensation to be granted by Apollo Group, Inc. (the "Company") to the Company's "officers" (as defined in
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 16a-1 promulgated thereunder (the "Section 16 Officers")), and to review the equity and incentive plans for the Company.

      B. COMPOSITION

The Committee shall be comprised of a minimum of two members of the Board as appointed by the Board, each of whom shall meet any independence requirements promulgated by the Securities and Exchange Commission ("SEC") (including Rule 16b-3 promulgated pursuant to the Exchange Act), the National Association of Securities Dealers, any exchange upon which securities of the Company are traded, the Internal Revenue Service (including the requirements of Section 162(m)) of the Internal Revenue Code of 1986, as amended, or any governmental or regulatory body exercising authority over the Company (each a "Regulatory Body"), and each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Company.

      C. RESPONSIBILITIES AND DUTIES:

To fulfill its responsibilities and duties the Committee shall:

      1. Evaluate the performance of the Chief Executive Officer and establish the appropriate level of compensation for such officer.

      2. Review the salaries, bonus and other compensation for all Section 16 Officers.

      3.    Review the Company's equity and incentive plans.

      4. Make and approve stock option grants and other discretionary awards under the Company's equity and incentive plans to all eligible participants. The foregoing

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                                                                October 28, 2004

            authority of the Committee is in addition to the granting authority otherwise specified in the Apollo Group, Inc. 2000 Stock Incentive Plan, as amended.

      5. Review and assess the adequacy of this Charter periodically as conditions dictate to ensure compliance with any rules or regulations promulgated by any Regulatory Body and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

      6. Oversee the Corporation's compliance with any law or rules promulgated by Regulatory Authority prohibiting loans to officers and directors of the Corporation.

      7. Review and assess the adequacy of the annual report of the Committee to be included in the Corporation's proxy statement.

      8. Such additional powers and duties as may be reasonable, necessary or desirable, in the Committee's discretion, to exercise the powers and fulfill its duties.

      D. INDEPENDENT ADVICE

The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities and duties as described above, an may seek and retain accounting, legal, consulting or other expert advice from a source independent of management, at the expense of the Corporation, with the knowledge of the Chairman of the Board and the Chief Executive Officer of the Corporation.